EXHIBIT 99.1

JOINT FILING STATEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to Ordinary Shares, HK$0.10 per share, of Chian Unicom Limited, and further agree to the filing of this agreement as an Exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: February 13, 2003

China Unicom (BVI) Limited

	By:	/s/ Shi Cuiming
Name: Shi Cuiming
Title: Executive Director

China United Telecommunications Corporation Limited

	By:	/s/ Tan Xinghui
Name: Tan Xinghui
Title: Executive Director

China United Telecommunications Corporation

	By:	/s/ Wang Jianzhou
Name: Wang Jiangzhou
Title: Executive Director